EXHIBIT 4.5

THIS NOTE (THIS “NOTE”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

WALGREENS BOOTS ALLIANCE, INC.

3.300% Note due 2021

No. 1	Principal Amount
CUSIP No. 931427 AF5	$500,000,000

Walgreens Boots Alliance, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any Person that succeeds thereto, or is substituted therefor, under the terms of the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS ($500,000,000) on November 18, 2021 and to pay interest thereon from November 18, 2014 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 18 and November 18 in each year (each an “Interest Payment Date”), beginning May 18, 2015 at the rate of 3.300% per annum, until the principal hereof is paid or duly made available for payment.

Any interest which shall be payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the preceding May 4 or November 4 (whether or not a Business Day (as defined below)), as the case may be. The Company will calculate the amount of interest payable on the Notes on the basis of a 360-day year of twelve 30-day months. If the Interest Payment Date or Maturity date of the Notes, as applicable, is not a Business Day, then that interest or principal will be paid on the next succeeding Business Day but no further interest will be paid in respect of the delay in such payment.

Any such interest which shall be payable, but shall not be punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid by the Company to the Person in whose name this Note (or one or more Predecessor Securities) shall be registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed by the Company in the manner provided in said Indenture, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Notes will cease to bear interest upon Maturity unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case the Notes will continue to bear interest (before as well as after judgment) until the day on which all sums due in respect of such Notes up to that day are received by or on behalf of the relevant Holder of such Notes.

The principal of, premium, if any, and interest on the Notes shall be payable and the Notes may be surrendered or presented for payment and the Notes may be surrendered for registration of transfer or exchange at the Office or Agency of the Company maintained for such purposes in Minneapolis, Minnesota from time to time, and the Company hereby initially appoints the office of the Trustee at Wells Fargo Bank, National Association, 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attn: Corporate Trust Operations, as its agent for the foregoing purposes; provided, however, that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as such addresses shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States, provided such transfer is in excess of $1,000,000; and provided, further, that (subject to Section 10.2 of the Indenture) the Company may at any time remove the Trustee as its Office or Agency in Minneapolis, Minnesota designated for the foregoing purposes and may from time to time designate one or more other offices or agencies for the foregoing purposes and may from time to time rescind such designations. Notices and demands to or upon the Company in respect of the Notes and the Indenture may be served at the Corporate Trust Office, which as of the date hereof is located at 150 East 42nd Street, 40th Floor, New York, New York 10017. The principal of, or any premium or interest on, the Notes shall be payable only in Dollars.

This Note is one of a duly authorized issue of Securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of November 18, 2014 (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof and, with respect to any Security, including each series of the Notes, by the terms and provisions of such Security established pursuant to Section 3.1 thereof (as such terms and provisions may be amended pursuant to the applicable provisions thereof), the “Indenture”) between the Company and Wells

Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture, all indentures supplemental thereto and the Officers’ Certificate dated November 18, 2014 (the “Officers’ Certificate”) reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, limited (subject to exceptions provided in the Indenture) to the aggregate principal amount specified in the Officers’ Certificate establishing the terms of the Notes pursuant to the Indenture.

The Company may redeem the Notes, at any time prior to September 18, 2021 (two months prior to the Maturity date of the Notes) in whole or from time to time prior to September 18, 2021 in part, at the Company’s option at a Redemption Price equal to the greater of (the “Applicable Premium”): (i) 100% of the principal amount of the Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

In addition, at any time on or after September 18, 2021 (two months prior to the Maturity date of the Notes) with respect to the Notes, the Company may redeem some or all of the Notes at its option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

Further, installments of interest on the Notes to be redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the applicable Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to this Note and the Indenture.

For purposes of the optional redemption provisions of this Note, the following terms will be applicable:

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office (as defined below) is located are authorized or obligated by law, regulation or executive order to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of four Reference Treasury Dealer Quotations (as defined below) for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Corporate Trust Office” means the principal office of the Trustee from which at any particular time, the Trustee administers the Indenture, which office is presently located at 150 East 42nd Street, 40th Floor, New York, New York 10017, except that with respect to the presentation of Securities for payment or for registration of transfer or exchange and the location of the Security Registrar such term means the Office or Agency of the Trustee at which at any particular time its corporate agency business shall be conducted.

“Primary Treasury Dealer” means a primary United States government securities dealer in the United States.

“Quotation Agent” means the Reference Treasury Dealer (as defined below) appointed by the Company.

“Reference Treasury Dealer” means (i) Goldman, Sachs & Co., Deutsche Bank Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealers the Company selects.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Notice of any redemption will be mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate, in accordance with applicable DTC procedures.

The Company shall retain the proceeds of the Notes until the Second Step Closing Date (as defined below). In the event that the Second Step Closing Date does not occur on or prior to August 19, 2015 or if the Purchase and Option Agreement (as defined below) is terminated at any time on or prior to August 19, 2015 (each of such events being a “Special Mandatory Redemption Trigger”), then the Company will redeem in whole and not in part the aggregate principal amount of the Notes outstanding on the Special Mandatory Redemption Date (as defined below) at a Redemption Price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). The Company will cause a notice of Special Mandatory Redemption to be mailed to the Trustee and mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, to the Holders of the Notes at their registered addresses no later than 10 days following the occurrence of a Special Mandatory Redemption Trigger, which shall provide for the redemption of the Notes on or prior to the third Business Day (the “Special Mandatory Redemption Date”) following the date of such notice. Upon the deposit of funds sufficient to pay the Special Mandatory Redemption Price of all Notes to be redeemed on the Special Mandatory Redemption Date with the Trustee or a Paying Agent on or before such Special Mandatory Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate. The provisions described in this paragraph may not be waived or modified without the written consent of all Holders of the Notes. Upon the occurrence of the Second Step Closing Date, the provisions described in this paragraph will cease to apply. For purposes of this Note, (i) “Purchase and Option Agreement” means that certain Purchase and Option Agreement, dated June 18, 2012 (as amended on August 5, 2014), by and among Walgreens, Alliance Boots GmbH and AB Acquisitions Holdings Limited, and (ii) “Second Step Closing Date” means the date on which the Second Step Transaction (as defined below) is consummated.

If a Change of Control Triggering Event (as defined below) occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes as described above or has defeased the Notes as described in the Indenture, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder of the Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (a “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control (as defined below), but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the Trustee and mailed, or delivered electronically if held by DTC in accordance with DTC’s customary procedures, to Holders of the Notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or delivered electronically) (a “Change of Control Payment Date”). The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company will, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will be required to comply with such securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable:

“Board of Directors” means the board of directors of the Company or any authorized committee thereof.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock (as defined below) or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors (as defined below); or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, (i) the Reorganization (as defined below) (and each transaction in connection therewith or related thereto) shall not constitute a Change of Control, (ii) the Walgreens Merger (and each transaction in connection therewith or related thereto) shall not constitute a Change of Control and (iii) a transaction will not be deemed to involve a Change of Control under clause (2) above if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies (as defined below) selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by both Rating Agencies and the Notes are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Promptly (and in any event within 10 Business Days) after the consummation of the Second Step Transaction, if the Reorganization is not consummated on or prior to the date of the consummation of the Second Step Transaction, the Company will merge with and into Walgreens (the “Walgreens Merger”), with Walgreens surviving such merger and expressly assuming, by supplemental indenture satisfactory in form to the Trustee, the due and punctual payment of the principal of and premium, if any, interest on, and Additional Amounts, if any, with respect to all of the Outstanding Securities authenticated and delivered under the Indenture, and the performance of the Company’s obligations under the Indenture and the Outstanding Securities authenticated and delivered thereunder.

Upon consummation of the Walgreens Merger in accordance with the immediately preceding paragraph, Walgreens shall succeed to, and be substituted for the Company, and may exercise every right and power of the Company, under the Indenture with the same effect as if Walgreens had been named as the issuer therein; and thereafter, the Company shall be released from all obligations and covenants under the Indenture and the Notes.

“Reorganization” means the reorganization of Walgreens into a holding company structure under which Ontario Merger Sub, Inc., a direct wholly owned Subsidiary of the Company will merge with and into Walgreens (subject to the satisfaction or waiver of specified closing conditions) and Walgreens will survive such merger as a direct wholly owned Subsidiary of the Company.

“Second Step Transaction” means the acquisition by Walgreens, the Company or any of their respective consolidated subsidiaries of the remaining 55% of the issued and outstanding share capital of Alliance Boots GmbH in exchange for £3.133 billion in cash, payable in British pounds sterling, and 144,333,468 shares of Walgreens common stock (or, if the Reorganization is consummated, 144,333,468 shares of Company common stock rather than Walgreens common stock), subject to certain specified adjustments.

Sections 8.1, 8.2, 10.5 and 10.6 of the Indenture shall apply to the Notes. The covenants described in Section 8.1 and Section 10.7 of the Indenture shall not apply to the Walgreens Merger or any transaction in connection therewith or related thereto. Section 5.1 of the Indenture shall apply to the Notes.

The Notes will not have the benefit of any sinking fund. The Notes will not be convertible or exchangeable.

Sections 4.1, 4.2(2) and 4.2(3), of the Indenture shall apply to the Notes; provided, that (i) upon the Company’s exercise of the option to have Section 4.2(3) apply with respect to any Notes, the Company shall also be released from its obligations under the Change of Control Offer provisions of the Notes on and after the date the conditions set forth in clause (4) of Section 4.2 of the Indenture are satisfied and (ii) upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the Redemption Date were the date of such notice of redemption), with any deficit as of the Redemption Date only required to be deposited with the Trustee on or prior to the Redemption Date.

If an Event of Default with respect to Notes of this series at the time Outstanding occurs and is continuing, the principal amount of all the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture may be amended with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series affected thereby and (ii) any past default under the Indenture with respect to Outstanding Securities of any series and its consequences may be waived by the Holders of not less than a majority in principal amount of the Outstanding Securities of any series on behalf of the Holders of all Securities of such series. Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of this Note shall bind every future Holder of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof in respect of anything done or suffered to be done by the Trustee, any Security Registrar, any Paying Agent or the Company in reliance thereon, whether or not notation of such Act is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall, without the consent of the Holder of this Note, impair the right of such Holder, which is absolute and unconditional, to receive payment of the principal of, any premium and, subject to certain qualifications in the Indenture, interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and of transfers of the Notes in the Security Register. This Note when presented or surrendered for registration of transfer or for exchange or redemption shall (if so required by the Company or the Security Registrar for such Security) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar for such Security duly executed by the Holder thereof or his attorney duly authorized in writing.

The Notes are issuable only in registered form without Coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to certain limitations set forth in the Indenture and in this Note, the Notes may be exchanged for other Notes of this series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, upon surrender of the Notes to be exchanged.

No service charge by the Company shall be made for any registration of transfer or exchange, or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee and Security Registrar) that may be imposed in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes whatsoever, whether or not any payment with respect to this Note shall be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are not defined herein shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee or by the Authenticating Agent by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 18, 2014

WALGREENS BOOTS ALLIANCE, INC.
[Seal]

Attest:			By:
	Name:	Thomas J. Sabatino, Jr.		Name:	Timothy R. McLevish
	Title:	Vice President and Secretary		Title:	Vice President and Treasurer

[Signature Page to 3.300% Note due 2021]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 18, 2014

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM –	as tenants in common	UNIF GIFT MIN ACT –	…Custodian (Cust) (Minor) Under Uniform Gifts to Minor Act
TEN ENT –	as tenants by the entireties
JT TEN –	as joint tenants with right of survivorship and not as tenants in common		(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Note of WALGREENS BOOTS ALLIANCE, INC. and does hereby irrevocably constitute and appoint attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this global Security	Amount of increase in Principal Amount of this global Security	Principal Amount of this global Security following such decrease or increase	Signature of authorized signatory of Trustee